Exhibit 99.2

VERIFONE STOCK OPTION EXCHANGE FAQ

Answers to Common Questions

TIMING/IMPORTANT DEADLINES

1.	When does the stock option exchange begin?

A.	The stock option exchange, or “Exchange”, is scheduled to open on Thursday, October 8, 2009 (U.S.).

2.	When will the stock option exchange close?

A.	The stock option exchange will remain open for at least 20 business days and is scheduled to close on Friday, November 6, 2009 at 9:00 p.m. U.S. Eastern Time.

3.	Can I make a change to my election after the close of the stock option exchange?

A.	No. The stock option exchange is currently scheduled to close on Friday, November 6, 2009 at 9:00 p.m. U.S. Eastern Time. You may not make or change any elections following this deadline.

4.	Can the stock option exchange period end earlier or extend beyond this deadline?

A.	The United States Securities and Exchange Commission (SEC) requires that the stock option exchange be open to eligible employees for a minimum of 20 business days, so the exchange period will not close earlier than 9:00 p.m. U.S. Eastern Time on November 6, 2009.

We have the authority to extend the offer period if we choose to, but we do not expect an extension. We believe that our offer exchange period gives ample time for optionees to consider the exchange and make their final decision. Eligible optionees should plan on making an election to participate or not participate in the stock option exchange no later than 9:00 p.m. U.S. Eastern Time on November 6, 2009.

5.	Can I change my election form (whether electronic or hard copy) once I submit it?

A.	Yes. You may change your election as often as you like between the launch of the offer on October 8, 2009 and the close on November 6, 2009. The last election form received as of the close of the stock option exchange, which is expected to be 9:00 p.m. U.S. Eastern Time on November 6, 2009, will be your final election form.

6.	Are all VeriFone optionees eligible to participate in the exchange?

A.	No. Certain optionees are excluded from the exchange, such as Named Executive Officers (Douglas G. Bergeron, Robert Dykes, Jeff Dumbrell, Elmore Waller and Eliezer Yanay) as well as the members of our board of directors. All other active employees and consultants of VeriFone who hold eligible options for the exchange may participate. When we refer to “VeriFone” in this document, we mean VeriFone or any of its majority-owned subsidiaries.

To be considered an active employee means that you are employed by VeriFone on the date the exchange offer begins and remain employed through the date the replacement stock options are granted. Similarly, if you are a consultant, your consulting arrangement with us must be in effect on the date the exchange offer begins and continue without termination through the grant date of the replacement options.

7.	If I am on an approved leave of absence or on vacation, will I be considered “active” to participate if I have eligible stock options for the exchange?

A.	Yes. You will remain eligible to participate in the Exchange if you are on a company approved leave of absence or if you are on FTO/vacation. You must submit your election to participate or not participate in the Exchange during the tender offer period, which is expected to be from October 8 through 9:00 p.m. U.S. Eastern Time on November 6, 2009.

8.	What if I elect to participate in the exchange offer and then leave VeriFone before the date the replacement stock options are granted?

A.	If your employment or consultancy with VeriFone ends for any reason before the replacement stock option grant date of November 6, your exchange election will be cancelled and you will not receive replacement stock options. In this case, the terms and conditions of your existing stock option grant will remain unchanged and will apply.

OPTION ELIGIBILITY

1.	Are all of my stock options eligible for this exchange program?

A.	No. Eligible options are only those options that meet all of the following criteria:

•	have an exercise price at $16.25 (or the 52-week high price prior to the launch date if that price is higher) or higher;

•	were granted on or before October 7, 2008; and

•	are still outstanding at the time the tender offer closes (this means the options have not been exercised and have not expired).

2.	Do I have to exchange any of my eligible stock options?

A.	No. As this exchange program is completely voluntary; you may decide not to participate.

3.	Can I exchange options that are priced between the range of eligible options, but have expired?

A.	No. Once your stock options have expired you no longer have rights to those options. In other words, you no longer have outstanding options remaining under the expired option grant.

4.	May I exchange a portion of an eligible option grant?

A.	No. You are allowed to exchange eligible outstanding stock options for replacement stock options for a lesser number on a grant- by- grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange all of the outstanding (i.e., unexercised) stock options underlying that particular stock option grant. If you attempt to exchange a portion but not all of the underlying stock options of an eligible stock option grant, your election will be rejected. For example, if you have an eligible stock option grant with 100 underlying stock options, you can elect to exchange all or none of the 100 stock options. However, you cannot elect to exchange only a portion of the 100 underlying stock options.

5.	What if I hold any Restricted Stock Units – are they eligible for the exchange?

A.	No, only stock options are eligible for the Stock Option Exchange Program.

EXCHANGE RATIOS

1.	How many replacement options will I receive for my surrendered eligible options?

A.	The number of replacement options that you will receive for your surrendered eligible options depends on the exchange ratio that applies to that option. We have set exchange ratios for groups of eligible options based on the exercise price of the eligible options. These exchange ratios are listed in the offer to exchange documents which will be delivered to you on the offer launch date, currently expected to be on October 8, 2009.

If, for example, you hold 1,000 eligible options at an exercise price of $26.85 and the exchange ratio for those eligible options is 1.8 for 1, then the number of replacement options you will receive will be 1,000 divided by 1.8, rounded down to the nearest whole share, or 555 shares (1,000/1.8 = 555).

2.	How did the Company determine these exchange ratios?

A.	On June 23, 2009, VeriFone stockholders approved a “value-for-value” exchange. The underwater options have a value based primarily on their exercise price, estimated remaining life and VeriFone’s current stock price. Replacement options also have a value that is higher than the exchange options due to the fact that the exercise price will be at the fair market value on the new grant date. Accordingly, you can exchange underwater options for fewer replacement options based on the exchange ratios. We will round down to the nearest whole stock option for determining the number of replacement stock options for each surrendered eligible option grant.

3.	Why are the exchange ratios not a one-for-one exchange (why can’t I receive one replacement option for each exchanged eligible option)?

A.	As a publicly traded company, we are subject to very specific regulatory guidelines governed by the SEC and the NYSE and acceptable market practices defined by stockholder governance groups on how to structure and execute an option exchange. The elements of our proposed exchange program are all considered best practices in implementing an exchange program that our stockholders can support. We have taken these guidelines and what we believe makes the most sense for employees, the company and our stockholders into account in setting the terms of the exchange.

CANCELLATION OF SURRENDERED OPTIONS/REPLACEMENT OPTION GRANTS

1.	When will the exchanged options be cancelled?

A.	The exchanged options are currently expected to be cancelled on Friday, November 6, 2009 at 9:00 p.m. U.S. Eastern Time, the expiration date of the tender offer.

2.	When will the replacement options be granted?

A.	The grant date of the replacement options is currently expected to be Friday, November 6, 2009 at 9:00 p.m. U.S. Eastern Time, the expiration date of the tender offer.

3.	Will I receive the same number of replacement options as my original outstanding options that are eligible for the Stock Option Exchange Program?

A.	No. You will receive a lesser amount of replacement stock options. The number of replacement stock options will be determined using an exchange ratio designed to result in a fair value, using standard option valuation methods, of the replacement stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

4.	What will be the exercise price of the replacement option grants?

A.	The exercise price of the replacement option grants will be the closing price of our common stock as traded on the New York Stock Exchange (NYSE) on the day the tender offer expires, which is currently expected to be Friday, November 6, 2009, or as modified as required under local tax laws granted outside of the United States. We cannot predict the exercise price of the new stock options. We recommend that you review current market price information for our common stock before deciding whether to exchange your eligible stock options. You may obtain the current trading price of VeriFone stock at http://www.nyse.com and enter the VeriFone stock trading ticker symbol: PAY.

5.	When will vesting begin on my replacement option grants?

A.	The expected grant date is Friday, November 6, 2009, the day that the tender offer is scheduled to expire. The replacement grant will start vesting from that date such that 25% of the grant amount will vest on the first anniversary of the grant date and quarterly (6.25%) thereafter. If we extend the expiration date of the tender offer, the grant date of the replacement options will be extended to the new expiration date.

6.	What is the life of the replacement option grants?

A.	The life of the replacement grants issued to you in exchange for your surrendered eligible options will be 7 years from the grant date of the replacement options.

7.	If I elect to exchange, when will the replacement options show up in my E*Trade account?

A.	Your replacement options are expected to be visible in your E*Trade account by November 30, 2009.

8.	When will I receive a cancellation notice for my exchanged option?

A.	You will receive a cancellation notice for each exchanged grant if you have signed up to receive smart alert emails from E*Trade.

9.	Will my replacement option be granted under the same equity plan as the exchanged options?

A.	All replacement options will be granted from our only active plan, the VeriFone 2006 Equity Incentive Plan regardless of what plan the original option was issued.

METHOD TO ACCEPT OR DECLINE EXCHANGE OFFER

1.	How do I either accept or decline the tender offer for exchanging my stock options?

A.	We have set up a website for the Exchange. On the launch date of the Exchange, we will send you the website link along with log in credentials to access the site. You will be able to review the information for the Exchange and make elections regarding the Exchange through this website.

If you are not able to access the website or make an election using the website, you can also make elections using a paper election form, which can be obtained by contacting our Equity Department by email at i_equityteam@verifone.com or by phone at +1 (408) 232-7877. Please note that paper elections may be submitted only by fax to +1 (408) 232-7877 (which is the same as the phone number) or by email to i_equityteam@verifone.com.

We will not accept paper election forms submitted by any other means, including hand delivery, email to any other address, interoffice mail, U.S. mail (or other post) or overnight or other courier.

2.	What is my user name and password for the Exchange website?

A.	Your User Name and Password will be sent to you in an email from our CEO, Douglas Bergeron, on the first day of the launch of the tender offer, scheduled for Thursday, October 8, 2009 (U.S.). If you do not have an email address on file with our Equity Department, you will receive your User Name and Password in the same manner you typically receive information from us regarding your stock options, including by mail or hand delivery.

You may also contact the Equity Department at i_equityteam@verifone.com or by phone at +1 (408) 232-7877 (U.S.) anytime after the start of the tender offer to obtain your User Name and Password.

3.	How can I change my password to this website?

A.	You will be required to change your password after you log into this site for the first time. You may change your password as often as you like during the tender offer period by clicking the “Change Password” tab on the website.

4.	Who do I contact if I forget my password for the Exchange website?

A.	If you forget your password to the exchange website, please email: i_equityteam@verifone.com and a reset password will be sent promptly. Please include your 6-digit employee ID number and your complete name in the email.

5.	How do I receive a confirmation that my elections regarding the exchange program have been processed?

A.	Once you have made your elections on the election form on the exchange website and selected “I Agree” to submit your Agreement to Terms of Election, you will receive a date and time-stamped confirmation of your election that you should print for your records. In addition, you will receive an automated confirmation email from the exchange website within 48 hours of your submission. If you are still uncertain, please contact the Equity Department at i_equityteam@verifone.com or by phone at +1 (408) 232-7877.

You will receive a confirmation of participation as to each eligible option you elect for participation in the exchange and a confirmation of non-participation as to each eligible option you elect to not participate in the exchange. Please review these confirmation statements to ensure they reflect your decision as to each of your eligible options.

6.	Can I get locked out of the exchange website?

A.	Yes. For security purposes, you will get locked out after 3 failed attempts to log in. You may reset your account and/or generate a new temporary password through the exchange website. If you still encounter issues with unlocking your account, please email i_equityteam@verifone.com to have your account unlocked. Please include your 6-digit employee ID number and your full name in the email request.

7.	What happens if I do not log onto the Exchange website for the entire tender offer period of the Stock Option Exchange Offer?

A.	Your inaction will be considered as a decision to not participate in the exchange. This means none of your eligible options will be exchanged and they will remain unchanged from your existing grant terms and conditions per your grant agreement. This is a one-time voluntary exchange. The decision to participate or not participate is entirely yours.

8.	May I access the exchange website outside of VeriFone’s network?

A.	Yes, you may log into the exchange website from home or elsewhere where you have a secure Internet connection. The website will be available 24 hours a day during the offer period, subject to limited times when the website may be unavailable for maintenance.

However, we strongly recommend that you only log into the exchange website from a secure computer as the website includes personal and sensitive information.

ACCESS TO OFFER DOCUMENTS/ADDITIONAL QUESTIONS

1.	How can I access all of the tender offer and other offer materials and documents?

A.	The tender offer documents will be delivered to you on October 8, 2009 along with the website link to the Exchange website and the log in credentials you will need to access the site. You will be able to access the offer documents and related offer materials through the Exchange website or request a paper copy from the Equity Department in San Jose, CA by email to i_equityteam@verifone.com. The tender offer documents will also be filed with the U.S. Securities and Exchange Commission at the launch of the tender offer and available free of charge at www.sec.gov.

2.	Where can I go for financial advice?

A.	Neither VeriFone nor its Board of Directors can make any recommendation as to whether you should elect to participate or not participate in the tender offer. You must make your own decision about participating in the offer, taking into account your own personal circumstances and preferences. We strongly recommend that you carefully review the materials provided and consult with your financial, legal, and/or tax advisors in deciding whether to participate in the offer.

3.	Who can I contact within VeriFone to answer any questions?

A.	You may contact VeriFone’s Equity Department via email at i_equityteam@verifone.com, which is the preferred method, or call the Equity Department in San Jose, CA at +1 (408) 232-7877.

4.	Am I required to make my election online?

A.	No. The online election process is the preferred method. You may also request a paper election form if you are not able to make your election online. Your election, whether through the exchange website or by paper election form, must be received prior to the close of the stock option exchange period, which is expected to be 9:00 p.m. U.S. Eastern Time on Friday, November 6, 2009.

5.	How do I request a paper election form?

A.	After the tender offer is launched, if you are not able to access the website or make an election using the website, you can also make elections using a paper election form, which can be obtained by contacting our Equity Department at i_equityteam@verifone.com or by phone at +1 (408) 232-7877. Please note that paper elections may be submitted only by fax to +1 (408) 232-7877 (which is the same as the phone number) or by email to i_equityteam@verifone.com.

We will not accept paper election forms submitted by any other means, including hand delivery, email to any other address, interoffice mail, U.S. mail (or other post) or overnight or other courier.

6.	What happens if my replacement stock options from the exchange end up being underwater again?

A.	This Stock Option Exchange Program is a one-time event and is not expected to be offered again. We cannot provide any assurance as to the price of our common stock at any time in the future.

7.	Will I owe taxes if I participate in the Exchange Offer?

A.	Generally, for U.S. federal income tax purposes, we believe the exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the new stock options. The tax consequences for participating non-U.S. eligible optionees may differ from the U.S. federal income tax consequences. The Offer to Exchange document which you will receive on the launch date will include a schedule of additional information about the tax consequences applicable in the countries outside the United States in which eligible optionees reside. We encourage all eligible optionees who are considering exchanging their eligible stock options pursuant to the Exchange Offer to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

8.	Are there special tax or other provisions applicable to non-U.S. optionees?

A.	Yes. Additional country-specific information about special tax and other provisions applicable to eligible optionees in those countries will be included in the Offer to Exchange document. Please take the time to review this important information and to discuss it with your personal tax advisors and/or financial consultants.

CIRCULAR 230 DISCLAIMER. The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

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Key legal disclosure

The option exchange program described in this document has not yet commenced. VeriFone will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange program. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange program.

VeriFone stockholders and option holders will be able to obtain the written materials described above and other documents filed by VeriFone with the SEC free of charge from the SEC’s website at www.sec.gov or by directing a written request to: VeriFone Holdings, Inc., 2099 Gateway Place, Suite 600, San Jose, CA 95110, Attention: Investor Relations.